Exhibit 99.1

FOR IMMEDIATE RELEASE

Peerless Mfg. Co. Reports Third Quarter Fiscal Year 2004 Results

Dallas, Texas — May 13, 2004 — Peerless Mfg. Co. (Nasdaq: PMFG), today reported its operating results for the third quarter of fiscal year 2004 ended March 31, 2004.

The Company reported third quarter revenues from continuing operations of approximately $13.5 million, an increase of approximately $700,000, or 5.5%, compared to revenues from continuing operations of approximately $12.8 million for the third quarter of fiscal 2003. The Company recorded net earnings from continuing operations of approximately $555,000, or $.18 per diluted share for the quarter, compared to net loss from continuing operations of approximately $56,000, or ($.02) per diluted share for the comparable period last year. Loss from discontinued operations during the period was $117,000, or ($.04) per diluted share, compared to a loss of $319,000 or ($.11) per diluted share for the same period last year. Net earnings for the period were approximately $438,000, or $.14 per diluted share, compared to a net loss of approximately $375,000, or ($.13) per diluted share for the same period last year.

The Company reported revenues of $46.7 million from continuing operations for the nine months ended March 31, 2004, compared to revenues from continuing operations of approximately $46.1 million for the same period last year. The Company recorded net earnings from continuing operations of approximately $1.9 million, or $.63 per diluted share for the period, compared to a loss from continuing operations of approximately $643,000, or ($.21) per diluted share for the comparable nine month period last year. Loss from discontinued operations during the period was $194,000, or ($.06) per diluted share, compared to a loss of $1.1 million or ($.37) per diluted share for the same nine month period last year. Net earnings for the period were approximately $1.7 million, or $.56 per diluted share, compared to a net loss of approximately $1.7 million, or ($.58) per diluted share for the same nine month period last year.

Mr. Sherrill Stone, Chairman and Chief Executive Officer of the Company, stated, “We are pleased with our fiscal year results to date and for the quarter. The results of this quarter follow the positive results achieved by the Company during its previous three quarters and we continue to benefit from the restructuring initiatives undertaken during the last fiscal year. Our March 31, 2004 backlog was approximately 34 million. We are encouraged by indications of an improving market for NOx reduction systems as users prepare to meet approaching compliance deadlines. The market for nuclear and marine products remains strong and the shortage of natural gas supplies, combined with increased demands for natural gas as a fuel source, is creating opportunities for our separation and filtration products. Our proposal activity in all business segments is continuing to increase. We believe that by maintaining a strong cash position, scaling our operations in-line with market conditions, and adhering to cost controls across our organization, we can continue to preserve our profitable position.”

About Peerless Mfg. Co.

Peerless Mfg. Co. is engaged in the business of designing, engineering, manufacturing and selling highly specialized products used for the abatement of air pollution and products for the separation and filtration of contaminants from gases and liquids. The Company, headquartered in Dallas, Texas, markets its products worldwide.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company include, but are not limited to: the growth rate of the Company’s revenue and market share, the consummation of new, and the non-termination of, existing contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Sherrill Stone, Chairman and Chief Executive Officer
Mr. Richard L. Travis, Vice President and Chief Financial Officer
Peerless Mfg. Co.
2819 Walnut Hill Lane
Dallas, Texas 75229
Phone: (214) 353-5590
Fax: (214) 351-4172
www.peerlessmfg.com

Peerless Mfg. Co.

Condensed Financial Information

(In thousands, except per share amounts)

	Three months ended		Nine months ended
Operating Results	March 31,		March 31,
	2004	2003	2004	2003
Continuing Operations
Revenues	$13,491	$12,822	$46,727	$46,109
Cost of goods sold	8,679	9,185	32,564	34,723

Gross profit	4,812	3,637	14,163	11,386
Operating expenses	3,916	3,788	11,295	12,515

Operating income (loss)	896	(151)	2,868	(1,129)
Other expense (income)	54	(63)	(25)	(104)
Income tax expense (benefit)	287	(32)	989	(382)

Earnings (loss) from
continuing operations	555	(56)	1,904	(643)
Loss from discontinued operations, (including gain on disposal of $140 for the nine months ended March 31, 2004), net of taxes	(117)	(319)	(194)	(1,101)

Net earnings (loss)	$438	$(375)	$1,710	$(1,744)

Earnings (Loss) per Share (1)
Basic — continuing operations	$0.18	$(0.02)	$0.63	$(0.21)
Basic — discontinued operations	(0.04)	(0.11)	(0.06)	(0.37)

	$0.15	$(0.13)	$0.57	$(0.58)

Diluted — continuing operations	$0.18	$(0.02)	$0.63	$(0.21)
Diluted — discontinued operations	(0.04)	(0.11)	(0.06)	(0.37)

	$0.14	$(0.13)	$0.56	$(0.58)

(1) — EPS from continuing and discontinued operations may not add to total due to rounding.
Weighted Average Shares Outstanding
Basic	3,004	2,999	3,001	2,995
Diluted	3,048	2,999	3,044	2,995

Condensed Balance Sheet Information	March 31,	June 30,
	2004	2003
Current assets
Continuing Operations	$35,892	$35,252
Discontinued Operations	610	2,760

Total	$36,502	$38,012

Total Assets
Continuing Operations	$40,071	$39,641
Discontinued Operations	619	2,911

Total	$40,690	$42,552

Current Liabilities
Continuing Operations	$15,966	$19,377
Discontinued Operations	430	864

Total	$16,396	$20,241

Shareholders’ equity	$24,294	$22,311